Exhibit 10.3

Loan No. 76-0029710

GENERAL ELECTRIC CAPITAL CORPORATION

(Lender)

to

EXTRA SPACE PROPERTIES EIGHT LLC

(Borrower)

LOAN AGREEMENT

Dated as of: March 8, 2004

Location of Properties: CA, FL, NV

DOCUMENT PREPARED BY:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, California 92626-1925

Attention: Steven W. Cardoza, Esquire

TABLE OF CONTENTS – Page i

TABLE OF CONTENTS – Page ii

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A-1	-	LEGAL DESCRIPTION OF EDISON PROJECT

EXHIBIT A-2	-	LEGAL DESCRIPTION OF HARBOR PROJECT

EXHIBIT A-3	-	LEGAL DESCRIPTION OF HOWELL PROJECT

EXHIBIT A-4	-	LEGAL DESCRIPTION OF OLD BRIDGE PROJECT

EXHIBIT A-5	-	LEGAL DESCRIPTION OF WOODBRIDGE PROJECT

SCHEDULED 1.1	-	PROJECT INFORMATION

SCHEDULE I	-	DEFEASANCE

SCHEDULE II	-	REQUIRED REPAIRS

TABLE OF CONTENTS – Page iii

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of March 8, 2004 between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), and EXTRA SPACE PROPERTIES EIGHT LLC, a Delaware limited liability company, whose organization number is 3772419 (“Borrower”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:

“Affiliate” means (a) any corporation in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower is a partner, joint venturer or member, (c) any trust in which Borrower or any partner, shareholder, director, officer, member or manager of Borrower is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by Borrower or any partner, shareholder, director, officer, member or manager of Borrower, (e) any partner, shareholder, director, officer, member, manager or employee of Borrower, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of Borrower, or (g) any Borrower Party.

“Agreement” means this Loan Agreement, as amended from time to time.

“Assignment of Leases and Rents” means each Assignment of Leases and Rents, executed by Borrower for the benefit of Lender, and pertaining to leases of space in a Project.

“Award” has the meaning assigned in Section 3.3.

“Bankruptcy Party” has the meaning assigned in Section 9.7.

“Borrower Party” means any Joinder Party, any manager or managing member of Borrower, and any manager or managing member in any limited liability company that is a manager or managing member of Borrower, at any level.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

“Casualty” has the meaning assigned in Section 3.2.

“Closing Date” means the date the Loan is funded by Lender.

“Condemnation” has the meaning assigned in Section 3.3.

“Contract Rate” has the meaning assigned in Section 2.2.

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“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under swaps, caps, floors, collars and other hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan, and on any other outstanding permitted Debt relating to the Projects approved by Lender for the period of time for which calculated.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.

“Defeasance Option” has the meaning assigned in Section 2.3(c).

“Environmental Laws” has the meaning assigned in Section 4.1 (a).

“ERISA” has the meaning assigned in Section 6.8.

“Event of Default” has the meaning assigned in Article 9.

“Funds” means the Required Repair Fund and the Replacement Escrow Fund.

“Hazardous Materials” has the meaning assigned in Section 4.1(b).

“Independent Director” has the meaning assigned in Section 6.14(p).

“Insurance Premiums” has the meaning assigned in Section 3.1(c).

“Joinder Party” means the Persons, if any, executing the Joinder hereto.

“Lien” means, as to any Project, any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting a Project.

“Loan” means the loan made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.

“Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgages, (d) the Assignments of Leases and Rents, (e) Uniform Commercial Code financing statements, (f) such assignments of management agreements, contracts and other rights as may be required or otherwise

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requested by Lender, (g) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (h) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include that certain Hazardous Materials Indemnity Agreement (the “Environmental Indemnity Agreement”) dated the date hereof in favor of Lender.

“Loan Year” means (a) for the first Loan Year, the period between the Closing Date and one calendar year from the last day of the month in which the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end one calendar year from the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve month calendar period after the first Loan Year until the Maturity Date.

“Maturity Date” means, as applicable, the earlier of (a) April 1, 2009, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Mortgage” means each Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by Borrower in favor of Lender, covering a Project.

“Note” means the Promissory Note of even date, in the stated principal amount of $20,377,000.00, executed by Borrower, and payable to the order of Lender in evidence of the Loan.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Project” means each of the self-storage facilities identified in Schedule 1.1 and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property on which such self-storage facility is located, described in Exhibits A-1 through A-5.

“Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc. and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Lender.

“Replacement Escrow Fund” has the meaning assigned in Section 2.4.

“Required Repair Fund” has the meaning assigned in Section 2.4.

“Secondary Market Transaction” has the meaning assigned in Section 8.11.

“Single Purpose Entity” shall mean a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning the Projects, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 6.14 hereof.

“Site Assessment” means an environmental engineering report for each Project prepared at Borrower’s expense by an engineer engaged by Borrower, or Lender on behalf of Borrower, and approved

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by Lender, and in a manner reasonably satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about such Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard El527-93 (or any successor thereto published by ASTM) and good customary and commercial practice.

“SPC Party” has the meaning assigned in Section 6.14(o).

“State” means the State of Utah.

“Tax and Insurance Escrow Fund” has the meaning assigned in Section 3.4.

“Taxes” has the meaning assigned in Section 8.2.

“Yield Maintenance Amount” has the meaning assigned in Schedule I.

ARTICLE 2

LOAN TERMS

Section 2.1 The Loan. Upon satisfaction of all the terms and conditions of Lender to making the Loan, Lender agrees to make a Loan of TWENTY MILLION THREE HUNDRED SEVENTY-SEVEN THOUSAND NO/100 DOLLARS ($20,377,000.00) to the Borrower, which shall be funded in one advance and repaid in accordance with the terms of this Agreement and the Note. Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

Section 2.2 Interest Rate; Late Charge. The outstanding principal balance of the Loan shall bear interest at a rate of interest equal to four and seven-tenths percent (4.70%) per annum (the “Contract Rate”). Interest at the Contract Rate shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) days and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding interest installment due date, as the case may be, to the date of the next interest installment due date or the Maturity Date. If Borrower fails to pay any installment of interest or principal within five (5) days of (and including) the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3 Terms of Payment. The Loan shall be payable as follows:

(a) Interest and Principal. A payment of interest only on the Closing Date for the period from the Closing Date through the last day of the current month. Thereafter, a constant payment of $115,587.57, on the first day of May, 2004 and on the first day of each calendar month thereafter; each of such payments, to be applied (i) to the payment of interest computed at the Contract Rate and (ii) the balance applied toward reduction of the principal sum. The constant payment required hereunder is calculated based on a twenty-five (25) year amortization schedule.

(b) Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other amounts due under the Loan Documents.

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(c) Prepayment. Except as set forth herein, the Loan is closed to prepayment in whole or in part. Notwithstanding the foregoing, (i) the Loan may be prepaid in whole, but not in part, on or after the scheduled monthly payment date for the fifty-eighth (58th) payment of principal and interest, and (ii) from the earlier to occur of (x) two (2) years after the sale of the Loan in a Secondary Market Transaction or (y) the fourth (4th) anniversary of the Closing Date, provided no Event of Default exists, Borrower may obtain the release of the Projects from the lien of the Mortgages in accordance with the terms and provisions of Schedule I attached hereto (the “Defeasance Option”).

If the Loan is accelerated for any reason other than casualty or condemnation, and the Loan is otherwise closed to prepayment, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to the sum of (i) the Yield Maintenance Amount, if any, that would be required under the Defeasance Option and (ii) five percent (5%) of the outstanding balance of the Loan. If for any reason the Loan is prepaid on a day other than a scheduled monthly payment date, the Borrower shall pay, in addition to the principal, interest and premium, if any, required under this Section, an amount equal to the interest that would have accrued on the Loan from the date of prepayment to the next scheduled monthly payment date. In the event of a prepayment resulting from Lender’s application of insurance or condemnation proceeds pursuant to Article 3 hereof, no prepayment penalty or premium shall be imposed.

Section 2.4 Security.

(a) Establishment of Funds. The Loan shall be secured by the Mortgages creating a first lien on each Project, the Assignments of Leases and Rents and the other Loan Documents. Borrower agrees to establish the following reserves with Lender, to be held by Lender as further security for the Loan: (i) on the Closing Date, Borrower shall deposit with Lender the amount of $29,485.00 (the “Required Repair Fund”) which shall be held by Lender for the completion of the required repairs set forth on Schedule II annexed hereto on or before six months from the Closing Date; and (ii) Borrower shall deposit with Lender on the day of each calendar month a scheduled payment is due the amount of $4,154.00 which shall be held by Lender for replacements and repairs required to be made to the Projects during the calendar year (the “Replacement Escrow Fund”).

(b) Pledge and Disbursement of Funds. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. Lender may reasonably reassess its estimate of the amount necessary for the Funds from time to time and may adjust the monthly amounts required to be deposited into the Funds upon thirty (30) days notice to Borrower. Lender shall make disbursements from the Funds as requested by Borrower, and approved by Lender in its reasonable discretion, on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the applicable Project(s) at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought. The Funds shall be held without interest in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its reasonable discretion. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Funds to the payment of the Loan in any order in its reasonable discretion. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Lender shall have no obligation to release any of the Funds while any Event of Default or Potential Default exists or any material adverse change has occurred in Borrower or any Joinder Party or any Project. All costs and expenses incurred by Lender in the disbursement of any of the Funds shall be paid by Borrower promptly upon demand or, at Lender’s sole discretion, deducted from the Funds.

LOAN AGREEMENT – Page 5

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1 Insurance. Borrower shall maintain insurance as follows:

(a) Casualty; Business Interruption. Borrower shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by Lender. Such insurance shall include coverage against acts of terrorism. Lender reserves the right to require from time to time the following additional insurance: boiler and machinery; flood; earthquake/sinkhole; windstorm; worker’s compensation; and/or building law or ordinance. Borrower shall keep each Project insured against loss by flood if such Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of the maximum amount of the Loan or the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain use and occupancy insurance for each Project covering, as applicable, rental income or business interruption, with coverage in an amount not less than twelve (12) months anticipated gross rental income or gross business earnings, as applicable in each case, attributable to such Project. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Lender to be applied as provided in Section 3.2.

(b) Liability. Borrower shall maintain (i) commercial general liability insurance with respect to each Project providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence, and (ii) other liability insurance as reasonably required by Lender.

(c) Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State, with a general company and financial size rating of “A-:IX” or better as established by Best’s Rating Guide and “AA” or better by Standard & Poor’s Ratings Group. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Blanket policies shall be permitted only if Lender receives appropriate endorsements and/or duplicate policies containing Lender’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies. Borrower authorizes Lender to pay the premiums for such policies (the “Insurance Premiums”) from the Tax and Insurance Escrow Fund as the same become due and payable annually in advance. If Borrower fails to deposit funds into the Tax and Insurance Escrow Fund sufficient to permit Lender to pay the premiums when due, Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith. Borrower shall assign the policies or proofs of

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insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Borrower shall deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(d) Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.l(d), however, shall require Lender to incur any expense or take any action hereunder.

Section 3.2 Use and Application of Insurance Proceeds.

(a) If any Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.

(b) Lender shall apply insurance proceeds to costs of restoring a Project or to the payment of the Loan as follows:

(i) if the loss is less than or equal to $100,000, Lender shall apply the insurance proceeds to restoration provided (A) no Event of Default or Potential Default exists, and (B) Borrower promptly commences and is diligently pursuing restoration of the Project;

(ii) if the loss exceeds $100,000 but is not more than 25% of the replacement value of the improvements, Lender shall apply the insurance proceeds to restoration provided that (A) at all times during such restoration no Event of Default or Potential Default exists; (B) Lender determines throughout the restoration that there are sufficient funds available to restore and repair the Project to a condition approved by Lender; (C) Lender determines that the net operating income of the Projects during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (D) Lender determines (based on leases which will remain in effect after restoration is complete if the Project is not a multi-family project) that after restoration the ratio of net operating income to Debt Service will equal at least the ratio that existed on the Closing Date; (E) Lender determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Projects after restoration will not exceed the loan-to-value ratio that existed on the Closing Date; (F) Lender determines that restoration and repair of the Project to a condition approved by Lender will be completed within six months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (G) Borrower promptly commences and is diligently pursuing restoration of the Project; and (H) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances; and

(iii) if the conditions set forth in (i) and (ii) above are not satisfied in Lender’s reasonable discretion, Lender may apply any insurance proceeds it may receive to the payment of the Loan or allow all or a portion of such proceeds to be used for the restoration of the Project.

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(c) Insurance proceeds applied to restoration will be disbursed on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

Section 3.3 Condemnation Awards. Borrower shall promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the applicable Project to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender’s prior consent, Borrower (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of any Project or any part thereof are hereby assigned to and shall be paid to Lender. Borrower authorizes Lender to collect and receive such Awards, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the affected Project; provided, however, if the Award is less than or equal to $100,000 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the Awards to Lender, free and clear of all liens, charges or encumbrances.

Section 3.4 Impounds. Borrower shall deposit with Lender, monthly, (a) one-twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the insurance policies required by Lender upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to expiration (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). At or before the advance of the Loan, Borrower shall deposit with Lender a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Lender’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender, without interest, and may be commingled with Lender’s general funds. Borrower hereby grants to Lender a security interest in all funds so deposited with Lender for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable,

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is insufficient to pay such charges, Borrower shall deposit any deficiency with Lender immediately upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Certain Definitions. As used herein, the following terms have the meanings indicated:

(a) “Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (i) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (ii) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (iii) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

(b) “Hazardous Materials” means (i) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (ii) asbestos or asbestos-containing materials, (iii) polychlorinated biphenyls (pcbs), (iv) radon gas, (v) underground storage tanks, (vi) any explosive or radioactive substances, (vii) lead or lead-based paint, or (viii) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

Section 4.2 Representations and Warranties on Environmental Matters. To Borrower’s knowledge, except as set forth in the Site Assessments obtained by Lender in connection with the Loan closing (copies of which have been provided to Borrower), (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about any Project or any property adjacent to any Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Projects in full compliance with Environmental Laws) and no Hazardous Material was removed or transported from any Project, (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Projects do not, and did not previously, violate any Environmental Laws, (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with any Project concerning Hazardous Materials or Environmental Laws; and (d) no underground storage tanks exist on any part of any Project.

Section 4.3 Covenants on Environmental Matters.

(a) Borrower shall (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Lender immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting any Project; (iii) promptly remove such Hazardous Materials and remediate such Project in full compliance with Environmental Laws or as reasonably required by Lender based upon the recommendations and specifications of an independent environmental consultant approved by Lender;

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and (iv) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project or Borrower.

(b) Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from (i) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about any Project or the transportation of any Hazardous Materials to or from any Project (except for cleaning and other products used in connection with routine maintenance or repair of the Projects in full compliance with Environmental Laws), (ii) installing any underground storage tanks at any Project, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws.

(c) Borrower shall provide to Lender, at Borrower’s expense promptly upon the written request of Lender from time to time, a Site Assessment for each Project or, if required by Lender, an update to any existing Site Assessment for each Project, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within such Project. Borrower shall pay the cost of no more than one such Site Assessment or update for each Project in any twelve (12)-month period, unless Lender’s request for a Site Assessment is based on information provided under Section 4.3(a), a reasonable suspicion of Hazardous Materials at or near a Project, a breach of representations under Section 4.2, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

(d) Borrower acknowledges that the Site Assessment for the “Casitas” Project located on the land described in Exhibit A-1 identified the possible presence of perchloroethylene and trichloroethylene in the soil and/or groundwater beneath such Project. Borrower shall not undertake any excavation or other activities which could disturb the soils or groundwater at the Casitas Project unless Borrower has established, and follows, procedures which comply with applicable Environmental Laws (and any other applicable laws) with respect to worker health and safety, and any affected soil or groundwater encountered is properly handled and disposed of in accordance with applicable Environmental Laws.

(e) From and after the Closing Dated, Borrower shall implement improved cleaning and maintenance practices at the “Forest Hill” Project located on the land described in Exhibit A-3 to minimize potential for future releases near building C, unit nos. 16-17 and building H, unit no. 47 where oily staining was observed, as noted in the Site Assessment for this Project.

(f) Within ninety (90) days after the Closing Date, Borrower shall provide Lender with satisfactory evidence that Borrower has properly closed, in accordance with applicable Environmental Laws, the three monitoring wells at the “Military Trail” Project located on the land described in Exhibit A-4.

Section 4.4 Allocation of Risks and Indemnity. As between Borrower and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Projects, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by law. Borrower shall indemnify, defend and hold Lender and its shareholders, directors, officers, employees and agents harmless from and

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against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, or (b) the existence of Hazardous Materials in, on, or about any Project, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, or (f) the imposition of any environmental lien encumbering any Project; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Lender’s gross negligence or willful misconduct. Borrower’s obligations under this Section 4.4 shall arise whether or not any governmental authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in a Site Assessment and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Projects (by foreclosure, deed in lieu of foreclosure or otherwise). Any amounts payable to Lender by reason of the application of this Section 4.4 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid. The obligations and liabilities of Borrower under this Section 4.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.

Section 4.5 No Waiver. Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Environmental Indemnity Agreement or the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

Section 4.6 Lender Cure Rights. If there is a release of Hazardous Materials affecting any Project, whether or not the release originates or emanates from such Project or any contiguous real estate, or if Borrower shall fail to comply with any Environmental Laws, Lender may at its election, but without the obligation to do so, upon three (3) Business Days’ notice to Borrower (provided the delay caused by the giving of notice shall not, in Lender’s sole opinion, cause substantial damage such Project), take any and all actions as Lender shall deem necessary or advisable in order to remedy the release of Hazardous Materials or cure said failure of compliance, and any amounts paid by Lender as a result thereof, together with interest thereon at the Default Rate from the date of payment by Lender, shall be immediately due and payable by Borrower to Lender and until paid shall be added to and become part of the Loan and shall have the benefit of the lien created by the Loan Documents.

ARTICLE 5

LEASING MATTERS

Section 5.1 Representations and Warranties on Leases. Borrower represents and warrants to Lender with respect to leases of each Project that: (a) the rent roll delivered to Lender is true and correct, and the leases are valid and in and full force and effect; (b) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) the copies of the leases (if any) delivered to Lender are true and complete; (d) the landlord is not in default under any of the leases, and not more than (i) five percent (5%) of the tenants at any one Project, and (ii) three percent (3%) of all

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tenants at all Projects are more than 30 days delinquent in payment of rent or are otherwise in default in a manner entitling the landlord to terminate their leases; (e) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (f) no tenant or other party has an option to purchase all or any portion of any Project; (g) no tenant has the right to terminate its lease prior to expiration of the stated term of such lease; (h) not more than five percent (5%) of the tenants at any Project have prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two months’ rent), and no tenants have prepaid more than twelve (12) months’ rent in advance; and (i) all existing leases are subordinate to the Mortgages either pursuant to their terms or a recorded subordination agreement.

Section 5.2 Standard Lease Form; Approval Rights. All leases and other rental arrangements shall in all respects be approved by Lender and shall be on a standard lease form approved by Lender with no modifications (except as approved by Lender, which approval will not be unreasonably withheld or delayed). Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits and copies of all leases, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future leases or lease extensions at a Project if the following conditions are satisfied: (i) there exists no Potential Default or Event of Default; (ii) the lease is on the standard lease form approved by Lender with no modifications (except as approved by Lender); (iii) the lease does not conflict with any restrictive covenant affecting the Project or any other lease for space in the Project; and (iv) the effective rental rate is at least a market rate.

Section 5.3 Covenants. Borrower (a) shall perform the obligations which Borrower is required to perform under the leases; (b) shall enforce the obligations to be performed by the tenants; (c) shall not collect from more than five percent (5%) of the tenants at any Project (and then, only at the request of such tenants) any rents for more than thirty (30) days in advance of the time when the same shall become due (and in no event shall Borrower collect from any tenant any rents more than twelve (12) months in advance of the time when the same shall become due), except for bona fide security deposits not in excess of an amount equal to two month’s rent; (d) shall not enter into any ground lease or master lease of any part of any Project; (e) shall not further assign or encumber any lease; (f) shall not, except with Lender’s prior written consent, cancel or accept surrender or termination of any lease except in the ordinary course of business, consistent with prudent property management practices for self-storage facilities; (g) shall not, except with Lender’s prior written consent, modify or amend any lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices for self-storage facilities, not affecting the economic terms of the lease); and (h) shall maintain all last month’s rent and security deposits under leases at each Project in accordance with the requirements of the laws of the state in which such Project is located. Any action in violation of clauses (d), (e), (f), and (g) of this Section 5.3 shall be void at the election of Lender.

Section 5.4 Tenant Estoppels. At Lender’s request, Borrower shall obtain and furnish to Lender, written estoppels in form and substance reasonably satisfactory to Lender, executed by tenants under any “corporate” or master leases of any part of any Project and confirming the term, rent, and other provisions and matters relating to the leases.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants to Lender that:

Section 6.1 Organization, Power and Authority. Borrower and each Borrower Party (a) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, (b) is in compliance with all legal requirements applicable to doing business in the State, and (c) has the necessary governmental approvals to own and operate the Projects and conduct the business now conducted or to be conducted thereon. Borrower has the full power, authority and right to execute, deliver and perform its obligations pursuant to this Loan Agreement and the other Loan Documents, and to mortgage the Projects pursuant to the terms of the Mortgages and to keep and observe all of the terms of this Loan Agreement and the other Loan Documents on Borrower’s part to be performed. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 6.2 Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.3 Liabilities; Litigation.

(a) The financial statements delivered by Borrower and each Borrower Party are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against any Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, such Project or the Loan.

(b) Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.4 Taxes and Assessments. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 6.5 Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect on any Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 6.6 Compliance with Law. Borrower and each Borrower Party have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental

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authorizations to own, lease and operate the Projects and carry on its business, and each Project is in compliance with all applicable legal requirements and is free of structural defects, and except as set forth in the property condition reports obtained by Lender in connection with the Loan, all building systems contained therein are in good working order, subject to ordinary wear and tear. No Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements;

(b) No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project; and

(c) Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting such Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefitting such Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 6.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Section 11.1.

Section 6.8 ERISA.

(a) As of the Closing Date and throughout the term of the Loan, (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and

(b) As of the Closing Date and throughout the term of the Loan (i) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

Section 6.9 Forfeiture. There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Projects any act or omission affording the federal government or any state or local government the right of forfeiture as against the Projects or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 6.10 Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively. Borrower and each Borrower Party believe that their respective tax returns properly reflect the income and taxes of Borrower and each Borrower Party, respectively, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

Section 6.11 Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities,

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including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured, Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower or any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

Section 6.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party.

Section 6.13 Flood Zone. No portion of the improvements comprising any Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 6.14 Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:

(a) Borrower has not owned, does not own, and will not own any asset or property other than (i) the Projects, and (ii) incidental personal property necessary for the ownership or operation of the Projects.

(b) Borrower will not engage in any business other than the ownership, management and operation of the Projects and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower will not enter into any contract or agreement with any Affiliate of the Borrower, any constituent party of Borrower, or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Debt other than (i) the Loan, (ii) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is paid when due, and (iii) Debt incurred in the financing of equipment and other personal property used on the Projects. No indebtedness other than the Loan may be secured (subordinate or pari passu) by any Project.

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(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of its Affiliates or any constituent party.

(f) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds and assets as the same shall become due.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior written consent of Lender.

(h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party and Borrower will file its own tax returns, if any, as may be required under applicable law, to the extent not part of a consolidated group filing a consolidated return, and pay any taxes so required to be paid under applicable law. Borrower shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower, any constituent party of Borrower, or any Affiliate of any constituent party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, if any, and separate stationery, invoices and checks.

(j) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k) Neither Borrower nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Borrower.

(l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other Person.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other Person.

(n) Borrower does not and will not hold itself out to be responsible for the debts or obligations of any other Person.

(o) If Borrower is a limited partnership or a limited liability company, each general partner or managing member (each, an “SPC Party”) shall be a limited liability company whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 6.14 as if such representation, warranty or covenant was made directly by such SPC Party.

(p) Borrower shall at all times cause there to be at least one duly appointed special manager (an “Independent Director”) of each SPC Party in Borrower who shall not have been at the

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time of such individual’s appointment, and may not have been at any time during the preceding five years (i) a shareholder of, or an officer, director, partner, member, or employee of, Borrower or any of their Affiliates, (ii) affiliated with a customer of, or supplier to, the SPC Party, Borrower or any of their Affiliates, or (iii) a spouse, parent, sibling, child, or other family relative of any person described by (i) or (ii) above. As used herein, the term “Affiliate” means any Person other than the SPC Party (A) which owns beneficially, directly or indirectly, any outstanding shares of the SPC Party’s stock or interest in the Borrower or (B) which controls or is under common control with the SPC Party or the Borrower. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(q) Borrower shall not cause or permit the manager of each SPC Party in Borrower to take any action which, under the terms of such SPC Party’s operating agreement, requires the vote of the Independent Director of such SPC Party unless at the time of such action there shall be at least one manager of such SPC Party who is an Independent Director.

(r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in that certain opinion letter dated as of the Closing Date (the “Insolvency Opinion”) delivered by Goodwin Procter LLP in connection with the Loan shall be true and correct in all respects.

Section 6.15 Compliance with Anti-Terrorism Orders.

(a) Borrower, each member in Borrower, all beneficial owners of Borrower and, to the best of Borrower’s knowledge, all beneficial owners of any such member, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons, including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Borrower agrees to make its policies, procedures and practices regarding compliance with the Orders of any Persons who, pursuant to transfers permitted by the Mortgage, become stockholders, members, partners or other investors of Borrower available to Lender for its review and inspection during normal business hours and upon reasonable prior notice.

(b) Neither Borrower or any member in Borrower nor the beneficial owner of Borrower or any such member:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

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(iv) shall transfer or permit the transfer of any interest in Borrower or any Borrower Party to any Person who is or whose beneficial owners are listed on the Lists; or

(v) shall knowingly lease space in any Project to any Person who is listed on the Lists or who is engaged in illegal activities.

(c) If Borrower obtains knowledge that Borrower or any of its members or their beneficial owners become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.

(d) If Borrower obtains knowledge that any tenant in any Project has become listed on the Lists or is convicted, pleads nolo contendere, indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.

(e) If Borrower obtains knowledge that a tenant at any Project is listed on the Lists or is convicted or pleads nolo contendere to charges related to activity prohibited in the Orders, then proceeds from the rents of such tenant shall not be used to pay Debt Service and Borrower shall provide Lender such representations and verifications as Lender shall reasonably request that such rents are not being so used.

(f) If a tenant at any Project is arrested on such charges, and such charge is not dismissed within thirty (30) days thereafter, Lender may at its option notify Borrower to exclude such rents from the Debt Service payments.

(g) If Borrower or any Borrower Party is listed on the Lists, no earn-out disbursements, escrow disbursements, or other disbursements under the Loan Documents shall be made and all of such funds shall be paid in accordance with the direction of a court of competent jurisdiction.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1 Financial Statements.

(a) Monthly Reports. Until the Loan is sold in a Secondary Market Transaction, Borrower shall furnish to Lender within twenty-one (21) days after the end of each calendar month, a current rent roll and a detailed operating statement (showing monthly activity and year-to-date) for each Project stating operating revenues, operating expenses, operating income and net cash flow for the calendar month just ended.

(b) Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender a current rent roll and a detailed operating statement (showing quarterly activity and year-to-date) for each Project stating operating revenues, operating expenses, operating income and net cash flow for the calendar quarter just ended.

(c) Annual Reports. Within ninety (90) days after the end of each fiscal year of Borrower’s operation of the Projects (on a Project-by-Project basis and on a consolidated basis), Borrower shall furnish to Lender a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating operating revenues, operating expenses, operating income and net cash flow for each of

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Borrower and the Projects, and, if required by Lender, audited financial statements prepared by an independent public accountant reasonably satisfactory to Lender.

(d) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by the chief financial representative of Borrower.

Section 7.2 Accounting Principles. All financial statements shall be prepared in accordance with generally accepted accounting principles in the United States of America in effect on the date so indicated and consistently applied (or such other accounting basis reasonably acceptable for Lender).

Section 7.3 Other Information; Access. Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Projects within 30 days after Lender’s request therefor. Borrower shall permit Lender to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expenses of the Projects. In the event that Borrower fails to forward the financial statements required in this Article 7 within thirty (30) days after written request, Lender shall have the right to audit such records, books and papers at Borrower’s expense.

Section 7.4 Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide to Lender its proposed annual operating and capital improvements budget for each Project for such fiscal year for review and approval by Lender.

ARTICLE 8

COVENANTS

Borrower covenants and agrees with Lender as follows:

Section 8.1 Due On Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest in Borrower shall sell, transfer, convey, mortgage, pledge, or assign any interest in any Project or any part thereof or further encumber, alienate, grant a Lien or grant any other interest in any Project or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgages.

Section 8.2 Taxes; Utility Charges. Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Lender as part of the Tax and Insurance Escrow Fund and subject to Borrower’s right to contest in accordance with Section 11.8 hereof, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon any Project or become payable during the term of the Loan. Borrower’s compliance with Section 3.4 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 8.2. Borrower shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall promptly pay for all utility services provided to the Projects.

Section 8.3 Control; Management. Except as expressly permitted in Section 3.9 of the Mortgages, there shall be no change in the day-to-day control and management of Borrower or Borrower’s general partner or managing member without the prior written consent of Lender. Borrower

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shall not terminate, replace or appoint any property manager or terminate or amend the property management agreement for any Project without Lender’s prior written approval, which approval shall not be unreasonably withheld. Any change in ownership or control of the property manager shall be cause for Lender to re-approve such property manager and property management agreement. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the property management agreements. The property management fee payable under each property management agreement shall not exceed six percent (6.0%) of gross revenues collected.

Section 8.4 Operation; Maintenance; Inspection. Borrower shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Projects. Borrower shall maintain the Projects in good condition and promptly repair any damage or casualty. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Projects and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of the Projects.

Section 8.5 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting all or a portion of the Loan from the value of any Project for the purpose of taxation, (b) affecting any Lien on any Project, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 8.6 Legal Existence; Name, Etc. Borrower and each SPC Party shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. Neither Borrower nor any general partner or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrower to do so (except as permitted in Section 3.9 of the Mortgages with respect to Extra Space Storage LLC). Borrower shall not change its name, identity, state of formation, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have obtained the prior written consent of Lender to such change, and (b) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. The name of Borrower, type of entity, organization number, and state of formation set forth in this Agreement accurately reflect such information as shown on the public record of Borrower’s jurisdiction of organization.

Section 8.7 Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection

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therewith. Borrower grants Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents and the Environmental Indemnity Agreement, at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Section 8.7.

Section 8.8 Estoppel Certificates. Borrower, within ten (10) days after request, shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.

Section 8.9 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to any Project or otherwise material to Borrower’s business; and (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or any Project.

Section 8.10 Indemnification. Except for matters caused by Lender’s gross negligence or willful misconduct, Borrower shall protect, defend, indemnify and save harmless Lender its shareholders, directors, officers, employees and agents from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Lender by reason of (a) ownership of the Mortgages, the Projects or any interest therein or receipt of any rents; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, nonuse or condition in, on or about any Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) performance of any labor or services or the furnishing of any materials or other property in respect of any Project or any part thereof; and (e) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made. Any amounts payable to Lender by reason of the application of this section shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 8.11 Cooperation. Borrower acknowledges that Lender and its successors and assigns may (a) sell this Agreement, the Mortgages, the Note, the other Loan Documents, and the Environmental Indemnity Agreement, and any and all servicing rights thereto to one or more investors as a whole loan, (b) participate the Loan to one or more investors, (c) deposit this Agreement, the Note, other Loan Documents, and the Environmental Indemnity Agreement with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction. Borrower shall provide such information, legal opinions and documents relating to the Borrower, the Projects and any tenants of the Projects as Lender may reasonably request in connection with such Secondary Market Transaction at no third-party professional expense to Borrower unless otherwise required by the Loan Documents. In addition, Borrower shall make available to Lender all information concerning its business and operations,

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and any other matters contemplated by the Loan Documents, that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower and Borrower indemnifies Lender as to any losses, claims, damages or liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, or in light of the circumstances under which they were made, not misleading.

Section 8.12 Payment For Labor and Materials. Subject to Borrower’s right to contest in accordance with Section 11.8 hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Project and never permit to exist beyond the due date thereof in respect of such Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of any Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the Mortgage encumbering such Project).

ARTICLE 9

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 9.1 Payments. Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 9.2 Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 9.3 Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Project, or any interest therein, or of any interest in Borrower, in violation of the Mortgage encumbering such Project.

Section 9.4 Covenants. Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents (other than payments under Section 9.1, insurance requirements under Section 9.2, transfers and encumbrances under Section 9.3, and the Events of Default described in Sections 9.7, 9.8 and 9.9 below), and the continuance of such failure for ten (10) days after notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within ten (10) days; (c) Borrower is diligently undertaking to cure such default; and (d) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure.

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Section 9.5 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 9.6 Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof, not cured within any applicable grace or cure period therein.

Section 9.7 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in any Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 9.8 Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 9.9 Anti-Terrorism. If Borrower or any Borrower Party is listed on the Lists or is convicted or pleads nolo contendere to charges related to activity prohibited in the Orders, or if Borrower or any Borrower Party is arrested on charges related to activity prohibited in the Orders and such charge is not dismissed within sixty (60) days thereafter.

ARTICLE 10

REMEDIES

Section 10.1 Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.

Section 10.2 Remedies - Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Lender may (a) declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

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Section 10.3 Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to any Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify Lender for all losses, expenses, damages, claims and causes of action, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 10.3. All sums paid by Lender pursuant to this Section 10.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	Extra Space Properties Eight LLC
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
Attention: David L. Rasmussen, General Counsel
Telecopy: (801) 365-4947

If to Lender:	General Electric Capital Corporation
c/o GEMSA Loan Services, L.P.
1500 City West Boulevard, Suite 200
Houston, Texas 77042-2300
Attention: Portfolio Manager/Access Program
Telecopy: (713) 458-7500

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with a copy to:	General Electric Capital Corporation
Two Bent Tree Tower
16479 Dallas Parkway, Suite 500
Addison, Texas 75001
Attention: David R. Martindale
Telecopy: (972) 728-7650

Any communication so addressed and mailed shall be deemed to be given on the earliest of (a) when actually delivered, (b) on the first Business Day after deposit with an overnight air courier service, or (c) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 11.2 Amendments and Waivers. No amendment or waiver of any provision of the Environmental Indemnity Agreement and the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

Section 11.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof; and (b) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note. The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 11.4 Invalid Provisions. If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall

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be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.5 Reimbursement of Expenses. Borrower shall pay all reasonable expenses incurred by Lender in connection with the Loan, including reasonable fees and expenses of Lender’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the recording or filing of Loan Documents. Borrower shall pay all expenses of Lender in connection with the administration of the Loan, including audit costs, inspection fees, settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and Rating Agency fees and expenses in connection with confirmation letters, if required. Borrower shall, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement, the Environmental Indemnity Agreement, or any Loan Document, or to defend or assert the rights and claims of Lender under the Environmental Indemnity Agreement or the Loan Documents or with respect to the Projects (by litigation or other proceedings), which amounts will include all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 11.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 11.7 Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create an equity in the Projects in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other person with respect to the Projects or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate

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or participant of any kind of Borrower or its stockholders, members, or partners and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create an equity in the Projects in Lender, or any sharing of liabilities, losses, costs or expenses.

Section 11.8 Contest of Certain Claims. Borrower may contest the validity of Taxes or any mechanic’s or materialman’s lien asserted against any Project so long as (a) Borrower notifies Lender that it intends to contest such Taxes or liens, as applicable, (b) Borrower provides Lender with an indemnity, bond or other security reasonably satisfactory to Lender assuring the discharge of Borrower’s obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which such Project is scheduled to be sold for non-payment, (d) Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (e) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Lender, such Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Lender may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.

Section 11.9 Time of the Essence. Time is of the essence with respect to this Agreement and the other Loan Documents.

Section 11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

Section 11.11 Renewal, Extension or Rearrangement. All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 11.12 Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.

Section 11.13 Cumulative Rights; Joint and Several Liability. Rights and remedies of Lender under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. If more than one person or entity has executed this Agreement as “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.

Section 11.14 Singular and Plural. Words used in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this

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Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.

Section 11.15 Phrases. Except as otherwise expressly provided herein, when used in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Lender’s sole discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion.”

Section 11.16 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 11.17 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.18 Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 11.19 Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrower.

Section 11.20 Waiver of Jury Trial. To the maximum extent permitted by law, Borrower and Lender hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based hereon, arising out of, under or in connection with this Agreement, any other Loan Document, or the Environmental Indemnity Agreement, or any course of conduct, course of dealing, statement (whether verbal or written) or action of either party or any exercise by any party of their respective rights under the Loan Documents and the Environmental Indemnity Agreement or in any way relating to the Loan or the Projects (including, without limitation, any action to rescind or cancel this Agreement, and any claim or defense asserting that this Agreement was fraudulently induced or is otherwise void or voidable): This waiver is a material inducement for Lender to enter this Agreement.

Section 11.21 Waiver of Punitive or Consequential Damages. Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto.

Section 11.22 Governing Law. Except as otherwise expressly provided in any of the other Loan Documents, in all respects, including all matters of construction, validity and performance, this

LOAN AGREEMENT – Page 28

Agreement, the other Loan Documents and the Environmental Indemnity Agreement, and the obligations arising hereunder and thereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah applicable to contracts made and performed in such state, without regard to the principals thereof regarding conflict of laws, and any applicable laws of the United States of America. Lender and Borrower agree to submit to personal jurisdiction and to waive any objection as to venue in the County of Salt Lake, State of Utah. Nothing herein shall preclude Lender or Borrower from bringing suit or taking other legal action in any other jurisdiction.

Section 11.23 Entire Agreement. This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 11.24 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

ARTICLE 12

LIMITATIONS ON LIABILITY

Section 12.1 Limitation on Liability. Except as provided below, Borrower shall not be personally liable for amounts due under the Loan Documents. Borrower shall be personally liable to Lender for any deficiency, loss or damage suffered by Lender because of: (a) Borrower’s commission of a criminal act; (b) the failure to comply with provisions of the Loan Documents prohibiting the sale, transfer or encumbrance of the Projects, any other collateral, or any direct or indirect ownership interest in Borrower; (c) the misapplication by Borrower or any Borrower Party of any funds derived from the Projects, including security deposits, insurance proceeds and condemnation awards in violation of this Agreement or any of the other Loan Documents; (d) the fraud or misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (e) Borrower’s collection of rents more than one month in advance or entering into or modifying leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification of any leases, in violation of this Agreement or any of the other Loan Documents; (f) Borrower’s failure to apply proceeds of rents or any other payments in respect of the leases and other income of the Projects or any other collateral when received to the costs of maintenance and operation of the Projects and to the payment of taxes, lien claims, insurance premiums, Debt Service, the Funds, and other amounts due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied; (g) Borrower’s interference with Lender’s exercise of rights under the Assignments of Leases and Rents; (h) Borrower’s failure to maintain insurance as required by this Agreement; (i) damage or destruction to any Project caused by the acts or omissions of Borrower, its agents, employees, or contractors; (j) Borrower’s obligations with respect to environmental matters under Article 4; (k) Borrower’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement establishes a joint venture, partnership or other similar arrangement between Borrower and Lender; (1) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents; (m) the filing by Borrower or any of its members, partners, or shareholders, or the filing against Borrower, of a petition under the United States Bankruptcy Code or similar state insolvency laws; or (n) uninsured damage to any Project resulting from acts of terrorism. Nothing herein shall be deemed

LOAN AGREEMENT – Page 29

to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 111l(b) or any other provision of the United States Bankruptcy Code, to file a claim for the full amount due to Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

Section 12.2 Limitation on Liability of Lender’s Officers, Employees, Etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

[Remainder of page intentionally left blank.]

LOAN AGREEMENT – Page 30

EXECUTED as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ David R. Martindale
David R. Martindale
Managing Director

BORROWER:

EXTRA SPACE PROPERTIES EIGHT LLC, a Delaware limited liability company

By:	/s/ Kent W. Christensen
Kent W. Christensen
Manager

LOAN AGREEMENT – Page S-1

JOINDER

By executing this Joinder (the “Joinder”), the undersigned (“Joinder Parties”) jointly and severally guaranty the performance by Borrower of all obligations and liabilities for which Borrower is personally liable under Section 12.1 of this Agreement. This Joinder is a guaranty of full and complete payment and performance and not of collectability.

1. Waivers. To the fullest extent permitted by applicable law, each Joinder Party waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be primary, absolute and unconditional, and that its obligations under this Joinder shall be unaffected by any of such rights or defenses, including:

(a) the unenforceability of any Loan Document against Borrower and/or any other Joinder Party;

(b) any release or other action or inaction taken by Lender with respect to the collateral, the Loan, Borrower and/or other Joinder Party, whether or not the same may impair or destroy any subrogation rights of any Joinder Party, or constitute a legal or equitable discharge of any surety or indemnitor;

(c) the existence of any collateral or other security for the Loan, and any requirement that Lender pursue any of such collateral or other security, or pursue any remedies it may have against Borrower and/or any other Joinder Party;

(d) any requirement that Lender provide notice to or obtain a Joinder Party’s consent to any modification, increase, extension or other amendment of the Loan, including the guaranteed obligations;

(e) any right of subrogation (until payment in full of the Loan, including the guaranteed obligations, and the expiration of any applicable preference period and statute of limitations for fraudulent conveyance claims);

(f) any defense based on any statute of limitations;

(g) any payment by Borrower to Lender if such payment is held to be a preference or fraudulent conveyance under bankruptcy laws or Lender is otherwise required to refund such payment to Borrower or any other party; and

(h) any voluntary or involuntary bankruptcy, receivership, insolvency, reorganization or similar proceeding affecting Borrower or any of its assets.

2. Agreements. Each Joinder Party further represents, warrants and agrees that:

(a) The obligations under this Joinder are enforceable against each such party and are not subject to any defenses, offsets or counterclaims;

(b) The provisions of this Joinder are for the benefit of Lender and its successors and assigns;

JOINDER – Page 1

(c) Lender shall have the right to (i) renew, modify, extend or accelerate the Loan, (ii) pursue some or all of its remedies against Borrower or any Joinder Party, (iii) add, release or substitute any collateral for the Loan or party obligated thereunder, and (iv) release Borrower or any Joinder Party from liability, all without notice to or consent of any Joinder Party (or other Joinder Party) and without affecting the obligations of any Joinder Party (or other Joinder Party) hereunder;

(d) Each Joinder Party covenants and agrees to furnish to Lender, within ninety (90) days after the end of each fiscal year of such Joinder Party, a current (as of the end of such fiscal year) balance sheet of such Joinder Party, in scope and detail reasonably satisfactory to Lender, certified by the chief financial representative of such Joinder Party and, if required by Lender, prepared on a review basis and certified by an independent public accountant reasonably satisfactory to Lender; and

(e) To the maximum extent permitted by law, each Joinder Party hereby knowingly, voluntarily and intentionally waives the right to a trial by jury in respect of any litigation based hereon. This waiver is a material inducement to Lender to enter into this Agreement.

This Joinder shall be governed by the laws of the State.

Executed as of March 8, 2004.

JOINDER PARTIES:

/s/ Kenneth M. Woolley
KENNETH M. WOOLLEY

JOINDER – Page 2

EXHIBIT A-1

[LEGAL DESCRIPTION OF CASITAS PROJECT]

LOT 1 OF TRACT 51322, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1221, PAGES 92 AND 93 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXHIBIT A-1 – Page 1

EXHIBIT A-2

[LEGAL DESCRIPTION OF LAMONT PROJECT]

PARCEL 1:

THAT PORTION OF THE NORTHEAST QUARTER (NE 1/4) OF THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 8, TOWNSHIP 20 SOUTH, RANGE 62 EAST, M.D.B.&M., MORE PARTICULARLY DESCRIBED AS PARCEL FOUR (4) AS SHOWN BY PARCEL MAP IN FILE 54, PAGE 81, RECORDED NOVEMBER 13, 1987 AS DOCUMENT NO. 00558 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL II:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS CREATED BY THAT CERTAIN EASEMENT FOR INGRESS AND EGRESS RECORDED OCTOBER 26, 1987 IN BOOK 871026 OF OFFICIAL RECORDS, CLARK COUNTY NEVADA, AS DOCUMENT NO. 00517.

PARCEL III:

AN EASEMENT FOR THE PERMANENT MAINTENANCE TO A SIGN ON THE BLOCK WALL ALONG THE WALL AREA AS CREATED BY THAT CERTAIN SIGN EASEMENT RECORDED JUNE 9, 1999 IN BOOK 990609 OF OFFICIAL RECORDS, CLARK COUNTY NEVADA, AS DOCUMENT NO. 00536.

EXHIBIT A-2 – Page 1

EXHIBIT A-3

[LEGAL DESCRIPTION OF FOREST HILL PROJECT]

The South one-half (S  1/2) the West one-half (W  1/2) of Lot 4, Block 4, LESS the East 100 feet of the South 260 feet of the East one-half (E  1/2) of the West one-half (W  1/2) of Lot 4, Block 4, all of the sub-division of Section 7, Township 44 South, Range 43 East, according to the Palm Beach Plantations Company Plat thereof on file in the Office of the Clerk of the Circuit Court, in and for Palm Beach County, Florida, in Plat Book 10, Page 20, TOGETHER WITH the West 12 feet of the South 600 feet of the East one-half (E 1/2) of the said Lot 4, Block 4, of Section 7, Township 44 South, Range 43 East, according to the said Plat in Plat Book 10, Page 20, less and excepting therefrom the rights-of-way of Davis Road and Forest Hill Boulevard as now laid out and in use on the West 40 feet and the South 60 feet thereof; being more particularly described as follows:

COMMENCE at the Southwest corner of Lot 4, Block 4, all of the Sub-Division of SECTION 7, TOWNSHIP 44 SOUTH, RANGE 43 EAST, according to the PALM BEACH PLANTATIONS COMPANY PLAT, thereof on file in the Office of the Clerk of the Circuit Court, in and for Palm Beach County, Florida, in Plat Book 10, Page 20; thence N 00° 31’ 45” W along the West boundary of said Lot 4, a distance of 81.39 feet; thence N 89° 28’ 15” E, a distance of 40.04 feet to the POINT OF BEGINNING; thence N 00° 31’ 45” W along the East Right-of-Way line of Davis Road, a distance of 586.39 feet; thence S 87° 25’ 21” E, a distance of 291.15 feet; thence S 00° 09’ 25” W along the East line of the West  1/2 of said Lot 4, a distance of 70.08 feet; thence S 88° 05’ 30” E, a distance of 12.57 feet; thence S 00° 30’ 21” E, a distance of 540.78 feet to a point on the Northerly Right-of-Way line of Forest Hills Boulevard; thence N 87° 34’ 29” W, along said North Right-of-Way line, a distance of 11.99 feet; thence N 00° 31’ 35” W, a distance of 200.30 feet; thence N 87° 20’ 26” W, a distance of 100.72 feet; thence S 00° 41’ 29” E, a distance of 200.15 feet to a point on the aforementioned Right-of-Way line of Forest Hills Boulevard; thence N 87° 16’ 01” W, along said Right-of-Way line, a distance of 167.00 feet; thence continuing along said Right-of-Way line, N 43° 53’ 32” W, a distance of 34.26 feet to the POINT OF BEGINNING.

EXHIBIT A-3 – Page 1

EXHIBIT A-4

[LEGAL DESCRIPTION OF MILITARY TRAIL PROJECT]

PARCEL 1 – FEE ESTATE:

A parcel of land lying in the SW 1/4 of the NW 1/4 of the SE 1/4 of Section 24, Township 43 South, Range 42 East, Palm Beach County, Florida, being more particularly described as follows:

COMMENCING at the Southwest corner of the said SW 1/4; thence North 01° 23’ 24” East, along the West line of said SW 1/4, a distance of 170.00 feet; thence South 89° 08’ 36” East, along the North line of the South 170.0 feet of said SW 1/4, a distance of 60.00 feet to the East Right-of-Way line of Military Trail and the POINT OF BEGINNING; thence continue South 89° 08’ 36” East, along the said North line of the South 170.00 feet, a distance of 210.00 feet; thence South 01° 23’ 24” West, along the East line of the West 270.00 feet of said SW 1/4, a distance of 170.00 feet; thence South 89° 08’ 36” East, along the South line of said SW 1/4, a distance of 403.72 feet; thence North 01° 21’ 13” East, along the East line of said SW 1/4, a distance of 490.02 feet; thence North 89° 01’ 48” West, along the South line of the North 170.00 feet of said SW 1/4, a distance of 218.40 feet; thence South 00° 51’ 24” West, a distance of 220.45 feet; thence North 89° 08’ 36” West, a distance of 397.05 feet to the said East Right-of-Way of Military Trail; thence South 01° 23’ 24” West, along said East right-of-way line, a distance of 100.00 feet to the POINT OF BEGINNING.

PARCEL 2 – EASEMENT ESTATE:

That certain Mutual Driveway Easement as set forth in Official Records Book 5087, Page 831, as modified and restated in Official Records Book 5126, Page 14, both of the Public Records of Palm Beach County, Florida, as more particularly described as follows:

BEING a parcel of land lying in the Southeast one-quarter (SE 1/4) of Section 24, Township 43 South, Range 42 East, Palm Beach County, Florida, and being more particularly described as follows:

COMMENCING at the South quarter corner of said Section 24; thence North 01° 23’ 24” East along the West line of said Southeast one-quarter (SE 1/4) of Section 24, a distance of 1493.28 feet; thence departing said West line, South 88° 36’ 36” East, a distance of 60.00 feet to a point on the East right-of-way line of Military Trail (S.R. 809), as now laid out and in use; thence North 01° 23’ 24” East along said East right-of-way line, a distance of 100.00 feet to the POINT OF BEGINNING of an Access Easement; thence continue North 01° 23’ 24” East, a distance of 15.00 feet; thence South 89° 08’ 36” East, a distance of 13.63 feet to the beginning of a curve concave to the Southwest having a radius of 46.00 feet and a central angle of 47° 37’ 49”; thence Southeasterly along the arc of said curve, a distance of 38.24 feet; thence North 89° 08’ 36” West, a distance of 47.76 feet to the POINT OF BEGINNING.

The bearings shown herein are relative to an assumed meridian; the North/South Mid-Section line of Section 24-43-42 is assumed to bear North 01° 23’ 24” West.

EXHIBIT A-4 – Page 1

EXHIBIT A-5

[LEGAL DESCRIPTION OF BURBANK PROJECT]

PARCEL 3, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP 15782, FILED IN BOOK 165, PAGES 19 AND 20 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXHIBIT A-5 – Page 1

SCHEDULE 1.1

PROJECT INFORMATION

Name	Address	City	State	Project Type

Casitas	2904 Casitas	Los Angeles	CA	Self Storage

Lamont	3450 N. Lamont	Las Vegas	NV	Self Storage

Forest Hill	3455 Forest Hills Blvd.	West Palm Beach	FL	Self Storage

Military Trail	2300 N. Military Trail	West Palm Beach	FL	Self Storage

Burbank	175 W. Verdugo Avenue	Burbank	CA	Self Storage

SCHEDULE 1.1 – Page 1

SCHEDULE I

DEFEASANCE

1. In accordance with Section 2.3 of the Loan Agreement, Borrower may obtain the release of all, but not less than all, of the Projects from the lien of the Mortgages upon the satisfaction of the following conditions precedent:

(a) not less than thirty (30) days prior written notice to Lender specifying a regularly scheduled payment date (the “Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;

(b) the payment to Lender of interest accrued and unpaid on the principal balance of the Note to and including the Release Date;

(c) the payment to Lender of all other sums, not including scheduled interest or principal payments, due under the Note, the Mortgages, the Assignments of Leases and Rents, and the other Loan Documents;

(d) the payment to Lender of the Defeasance Deposit and a $5,000 non-refundable processing fee;

(e) the delivery to Lender of:

(i)	a security agreement in form and substance satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Borrower with the Defeasance Deposit in accordance with this Schedule I (the “Security Agreement”);

(ii)	a release of each Project from the lien of the Mortgage encumbering such Project (for execution by Lender) in a form appropriate for the jurisdiction in which such Project is located;

(iii)	an officer’s certificate of Borrower certifying that the requirements set forth in this subparagraph (e) have been satisfied;

(iv)	an opinion of counsel in form and substance, and rendered by counsel satisfactory to Lender at the expense of Borrower, stating, among other things, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by or on behalf of Borrower and pledged to Lender and as to enforceability of the Security Agreement and other documents delivered in connection therewith;

(v)

if required by the Rating Agencies and/or pooling and servicing agreement relating to the Secondary Market Transaction, evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a qualification, downgrade or withdrawal of any

SCHEDULE I – Page 1

rating in effect immediately prior to such defeasance for any securities issued in connection with a Secondary Market Transaction; and

(vi)	such other certificates, documents or instruments as Lender may reasonably request.

(f) if the Loan has been sold in a Secondary Market Transaction, Lender shall have received an opinion of counsel acceptable to Lender in form satisfactory to Lender stating, among other things, that the substitution of collateral shall not cause the holder of the Loan to fail to maintain its status as a real estate mortgage investment conduit (REMIC); and

(g) Lender shall have received a certificate from a nationally recognized independent certified public accountant acceptable to Lender, in form and substance satisfactory to Lender, certifying that the U.S. Obligations purchased with the Defeasance Deposit will generate sufficient sums to satisfy the obligations of Borrower under the Note and this Schedule I as and when such obligations become due.

In connection with the conditions set forth above, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase or cause to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Release Date upon which interest and principal payments are required under the Note (including the amounts due on the Maturity Date) and in amounts equal to the scheduled payments due on such dates under the Note plus Lender’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Lender and applied to satisfy the obligations of Borrower under the Note and this Schedule I.

2. Upon compliance with the requirements of this Schedule I, each Project shall be released from the lien of the Mortgage encumbering such Project and the pledged U.S. Obligations shall be the sole source of collateral securing the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by the preceding paragraph and to otherwise satisfy the Borrower’s obligations under this Schedule I shall be remitted to Borrower with the release of the Projects from the lien of the Mortgages. In connection with such release, a successor entity meeting Lender’s Single Purpose Entity criteria, adjusted, as applicable, for the Defeasance contemplated by this Schedule (the “Successor Borrower”) shall be established by Borrower subject to Lender’s approval (or at Lender’s option, by Lender) and Borrower shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Borrower pursuant to an assignment and assumption agreement in form and substance satisfactory to Lender (the “Assignment Agreement”). Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations thereunder, except that Borrower shall be required to perform its obligations pursuant to this Schedule I, including maintenance of the Successor Borrower, if applicable. Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement pursuant to the Assignment Agreement. Notwithstanding anything in the Mortgages to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this paragraph, but Borrower shall pay all costs and expenses incurred by Lender in connection with this Schedule, including Lender’s reasonable attorneys’ fees and expenses, costs and expenses in obtaining review and confirmation by the applicable Rating Agencies as required herein, and any administrative and tax expenses associated with or incurred by the Successor Borrower.

SCHEDULE I – Page 2

3. For purposes of this Schedule I, the following terms shall have the following meanings:

(a) The term “Defeasance Deposit” shall mean an amount equal to the Yield Maintenance Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Lender’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Schedule I.

(b) The term “Yield Maintenance Amount” shall mean the amount which will be sufficient to purchase U.S. Obligations providing the required Schedule Defeasance Payments; and

(c) The term “U.S. Obligations” shall mean “Government Securities” as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G-2(a)(8)(i).

SCHEDULE I – Page 3

SCHEDULE II

REQUIRED REPAIRS

Burbank Project:

Repair termite and dry rot damage on accent siding of building A and manager’s unit balcony	$5,500

Repair damaged drywall ceiling in storage unit 816 of building C

Remove mold from storage unit 317 in building C

Fix electrical deficiencies (i.e., fix exposed wires in building C, replace missing outlet covers in building C and fix unlabeled circuits and open breaker slots in electrical subpanels)

Replace improper seismic straps and install a temperature and pressure relief valve on the water heater

Fix life safety system deficiencies (i.e., close wired open fire doors in building C and repair illuminated exit sign hanging from the conduit in storage unit 848 at building C)

Obtain five-year certification for fire sprinkler system and provide a spare fire sprinkler head cabinet

Have an annual inspection of all hand-held fire extinguishers that are due for inspection performed

Obtain and display a current inspection certificate/permit for elevators

ADA Compliance (i.e., provide ADA parking stalls and bring the leasing office restroom into ADA compliance)

Total	$5,500

Casitas Project:

Repair open breaker slot in the electrical subpanel at building C and replace the missing circuit board card in the electrical subpanel at the rear of the leasing office

Post the five-year fire sprinkler system inspection tags

Replace missing fire extinguisher in building B

Total	$0

SCHEDULE II – Page 1

Forest Hill Project:

ADA Compliance (i.e., install one ADA van accessible parking space with proper signage, install lever door hardware at the public restrooms and leasing office, install ADA restroom signage on doors and install piping insulation beneath the restroom sinks)	$500

Total	$500

Military Trail Project:

ADA compliance (i.e., install lever door hardware at one public restroom and install piping insulation beneath the restroom sinks)

Total	$0

Lamont Project:

Remove and replace dry rot damaged wood at the fascia and door jams near storage units 1001, 1012, 1013, 3115/3116, 4096A and 4108	$2,000

Replace damaged stucco exterior walls throughout the property	$500

Paint the exterior of the buildings	$13,088

Repair and/or replace damaged and missing concrete title shingles throughout the property	$2,000

Label the electrical subpanels near the exit gate and at buildings 3 & 4

Remove debris from the fire department hose connections and replace the missing caps

Replace the missing fire extinguisher near storage unit 4059

ADA compliance (i.e., install one ADA van accessible parking space with loading zone, install lever or bar type door handles at the building entrances, install pipe insulation at the public restrooms, install international signage, accessible sink handles and reachable dispensers in the restrooms, and install visual alarms)

Total	$17,588

TOTAL (ALL PROJECTS)	$23,588

125%	$29,485

SCHEDULE II – Page 2